CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No.6 to Registration Statement No. 333-194106 on Form S-11 of ETRE REIT, LLC of our report dated July 6, 2015 related to the statement of revenue and certain operating expenses of State Street Financial Center (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose and basis of presentation of the Statement) appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
New York, New York
July 6, 2015